Exihibit 99.1

For Immediate Release

Danka and Staples Expand Business Relationship

– Danka to complete digital upgrade at Staples copy centers nationwide –

ST. PETERSBURG, FLORIDA (September 22, 2004) – Danka Business Systems PLC (NASDAQ: DANKY) today announced an agreement with Staples, Inc. to complete the analog-to-digital conversion of copy center production systems at Staples office superstores across the United States. Danka will install and service a minimum of 1,335 additional Canon imageRUNNER® 8500 high-volume systems, replacing all remaining analog production equipment. The three-year agreement expands and extends a 2001 agreement between Danka and Staples.

“Danka has partnered with Canon again to further improve the capabilities and productivity of Staples’ full-service copy centers,” said Danka Chief Executive Officer Todd Mavis. “This new agreement builds on our earlier success in introducing digital Canon systems into Staples stores and enables us to complete the replacement of older analog production systems. This contract is a testament to our strong relationships with Staples and Canon, along with our digital expertise and world-class resources such as our Digital Solutions Center in St. Petersburg.” Staples has been a Danka customer for 17 years, and in 2001 Danka won the Staples’ Service Partnership Award excellence in service levels and in working with Canon in rolling out new digital systems. Danka will continue to service and support the Canon color and monochrome systems installed under the prior agreement.

Under the new agreement, Danka will replace remaining Xerox analog copiers being used in Staples copy centers with the advanced Canon imageRUNNER 8500, utilizing Danka’s Professional Services group to install and connect the systems. The imageRUNNER 8500 is a high-performance digital production system that features 85 page-per-minute throughput, superior reliability, and professional finishing options. Danka also will provide full service, support, and supplies for the Canon systems over the term of the agreement. In addition, Danka will place Canon imageRUNNER 5020s in the self-service area of the store to further enhance the customer’s experience.

“We are pleased with the performance of the Canon copiers that Danka installed under the previous agreement, especially the service and support that Danka has provided to us, and we’re looking forward to expanding our relationship with them,” commented Robert Schlacter, Vice President of Business Services. “The new Canon imageRUNNER 8500s that Danka will install into our office superstores will enable us to improve image quality while simultaneously increasing the productivity of store personnel and lowering overall operating costs. By completing the digital conversion of our copy center production systems, we also will be able to leverage network capabilities to offer our customers more choice and convenience than ever before.”

“The deployment of Canon imageRUNNER 8500s across Staples’ network of stores will give them a flexible and highly reliable platform for copying, printing, and scanning,” noted Ryoichi Bamba, executive vice president and general manager of Canon U.S.A.’s Imaging Systems Group. “Along with

September 22, 2004

the high quality and performance of the imageRUNNER 8500, Danka’s national sales and service network, highly trained technicians and systems engineers, and digital expertise made them an excellent choice for Staples as they sought to implement Canon’s industry-leading document management products.”

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka at www.danka.com.

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Contacts: Danka Investor Relations – Donald W. Thurman, 770-280-3990

               Danka London – Paul G. Dumond, 44-207-605-0154

Certain statements contained in this press release, including statements related to Danka’s future business and financial performance, are forward-looking. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties, and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s analysis only as of the date they are made.

Danka is a registered trademark of Danka Business Systems PLC. All other trademarks are the property of their respective owners.